UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ICU MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ICU MEDICAL, INC.

951 Calle Amanecer

San Clemente, California 92673-6213

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 14, 2010

This Annual Meeting of Stockholders of ICU Medical, Inc. (the “Company”) will be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (866) 270-6057 and (617) 213-8891 for international, passcode 71399749, on Friday, May 14, 2010 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

1.               To elect two directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

2.               To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010;

3.               To consider a proposal to approve the amendment and restatement of the ICU Medical, Inc. 2003 Stock Option Plan, which upon approval, shall be known as the ICU Medical, Inc. 2003 Stock Incentive Plan, to among other things, (i) increase the number of shares of the Company’s common stock available for issuance thereunder by 600,000 shares; (ii) permit the award of additional types of securities and (iii) include performance conditions to be used for performance-based compensation; and

4.               To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has determined that only holders of common stock of record at the close of business on March 22, 2010 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

You may attend the Annual Meeting by either clicking on “Investors” and then clicking on “Annual Meeting” on our web site, www.icumed.com, or calling (866) 270-6057 or (617) 213-8891 for international, passcode 71399749, from a touch-tone telephone.  If you hold stock certificates registered in your own name, you will need the control number printed on the attachment to the enclosed proxy card to verify that you are a stockholder of record.  If your stock is held in “street name” by your broker or other nominee, you will need to provide the name of your broker or nominee to gain access to the Annual Meeting.

By Order of the Board of Directors

Scott E. Lamb, Secretary

San Clemente, CA
April 12, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 14, 2010

The proxy statement and annual report to stockholders are available at http://ir.icumed.com.

YOUR VOTE IS IMPORTANT

Even if you plan to attend the Annual Meeting in person by means of remote communication, please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone.  If you are a stockholder of record and attend the Annual Meeting electronically, you may withdraw your proxy and vote in person via facsimile. You will find information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.

THANK YOU FOR ACTING PROMPTLY

How do I submit my proxy?

You will have the opportunity to attend the Annual Meeting by means of remote communication and vote during the Annual Meeting if you choose.  Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

• by mailing the enclosed proxy card in the enclosed envelope;

• electronically, using the Internet; or

• over the telephone by calling a toll-free number.

The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded.  If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card.  Alternatively, you may submit your proxy by mail by returning your signed proxy card in the enclosed envelope.  If we receive your proxy by mail, electronically or by telephone before the Annual Meeting, we will vote your shares as you direct.

If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee.  Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

If you are a stockholder of record, as opposed to voting by proxy you may vote your shares during the Annual Meeting by facsimile.  The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote.  You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears.  You will need to write this control number on your ballot to verify your identity.

To vote during the meeting, access the Company’s website at www.icumed.com, then click on the Investors tab, and click on the icon that says “Voting Ballot.”  You may download and print the ballot.  Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on May 13, 2010.  After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-8368.  Ballots must be received before the polls are closed during the Annual Meeting to be counted.  We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on May 14, 2010.

Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.  If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

How can I request proxy materials?

To request a print or electronic copy of our Proxy Statement, Annual Report to Stockholders and form of proxy, you may call our toll-free telephone number (800) 824-7890; e-mail us at ir@icumed.com  or visit our Web site at www.icumed.com.  You may also request that we send you proxy materials relating to future stockholders meetings in print or electronic form.

Your vote is important.  Thank you for voting.

ICU MEDICAL, INC.

951 Calle Amanecer

San Clemente, California 92673

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”).  The Annual Meeting is to be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (866) 270-6057 or (617) 213-8891 for international, passcode 71399749, on Friday, May 14, 2010 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice.

The approximate date of mailing of this Proxy Statement, the Annual Report to Stockholders and the proxy card is April 12, 2010. The principal executive offices of the Company are located at 951 Calle Amanecer, San Clemente, California 92673.

Attendance by Remote Communication

The Annual Meeting will be held entirely by remote communication on the Internet, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the Annual Meeting by means of remote communication will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.icumed.com, click on the Investors tab and click on the icon that says “Annual Meeting” or telephone (866) 700-6979, pass code 24721323 at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 22, 2010, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.icumed.com, clicking on the Investors tab and clicking on the icon that says “Annual Meeting” or telephoning (866) 270-6057 or (617) 213-8891 for international, passcode 71399749, at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as the record date. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting during the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (ii) the proposal to ratify the selection of the independent registered public accounting firm, (iii) the proposal to approve the amendment and restatement of the ICU Medical, Inc. 2003 Stock Option Plan (the “2003 Stock Option Plan”) and (iv) in the discretion of the proxy holders, on any other business that comes before the meeting.

Record Date and Voting

As of March 22, 2010 the outstanding voting securities of the Company consisted of 13,579,564 shares of $.10 par value common stock. Each stockholder of record at the close of business on March 22, 2010 is entitled to one vote for each share held as of that date on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding common stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

Assuming that a quorum is present, the votes required to approve the matters before the Annual Meeting are as follows:

•                  Election of Directors: Directors are elected by a plurality of the votes of the shares present in person electronically or by proxy and entitled to vote on the election of directors.  As a result, abstentions and broker non-votes have no effect on the election of directors.

•                  All other Matters (ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the approval of the amendment and restatement of the 2003 Stock Option Plan): Stockholder approval of all other matters requires the affirmative vote of a majority of the shares present in person, electronically or represented by proxy and entitled to vote on the respective matters. Shares voted to abstain on such matters will be treated as entitled to vote on such matters and will have the same effect as “no” votes.  Broker non-votes will have no effect on the vote for these matters.

The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares.  Broker non-votes on non-routine matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter but are counted as present for quorum purposes. Of the proposals to be considered at the Annual Meeting, only the ratification of the selection of independent registered public accountants is considered to be a routine matter on which brokers may vote without instructions from beneficial owners.  The election of directions is considered a non-routine matter on which your brokers may not vote without instructions from beneficial owners. For more information on this topic, see the SEC Investor Alert issued in February 2010 entitled “New Shareholder Voting Rules for the 2010 Proxy Season” at http://www.sec.gov/investor/alerts/votingrules2010.htm.

Board Recommendations

The Board of Directors recommends that you vote:

•                  FOR the election of the two nominees for election to the Board of Directors to serve for a term of three years and until their successors have been elected and qualified;

•                  FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ended December 31, 2010; and

•                  FOR the proposal to approve the amendment and restatement of the 2003 Stock Option Plan, which upon approval, shall be known as the ICU Medical, Inc. 2003 Stock Incentive Plan, to among other things, (i) increase the number of shares of the Company’s common stock available for issuance thereunder by 600,000 shares; (ii) permit the award of additional types of securities and (iii) include performance conditions to be used for performance-based compensation..

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as to shares of common stock owned as of March 22, 2010, by (i) each person who, insofar as the Company has been able to ascertain, beneficially owned more than five percent of the outstanding common stock, (ii) each director, (iii) each nominee for election as a director, (iv) each named executive officer, and (v) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of the George A. Lopez, M.D. Second Family Limited Partnership, the Lopez Family Trust and of George A. Lopez, M.D. is 951 Calle Amanecer, San Clemente, California 92673.

	Shares Owned Beneficially (1)		Percent of Class (1)
George A. Lopez, M.D.	3,182,744	(2)	20.75%
George A. Lopez, M.D. Second Family Limited Partnership	1,186,843	(3)	8.56%
Wellington Management Company, LLP 75 State Street, Boston, MA 02109	1,178,080	(12)(13)	8.50%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,117,197	(12)(14)	8.06%
Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000, Chicago, IL 60606	858,000	(12)(15)	6.19%
Jack W. Brown	57,875	(4)	*
John J. Connors	32,125	(5)	*
Michael T. Kovalchik III, M.D.	49,387	(4)	*
Joseph R. Saucedo	46,740	(4)	*
Richard H. Sherman, M.D.	119,426	(4)	*
Robert S. Swinney, M.D.	53,625	(4)(6)	*
Alison D. Burcar	19,000	(7)	*
Richard A. Costello	56,013	(8)	*
Scott E. Lamb	6,252	(9)	*
Steven C. Riggs	49,986	(10)	*
All directors and named executive officers as a group (11 persons)	3,673,173	(11)	23.35%

*                      Represents less than 1% of our outstanding common stock.

(1)               Based on total shares of common stock outstanding plus outstanding options to acquire common stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)               Includes options to acquire 1,475,000 shares. Also includes the 1,186,843 shares owned by the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”), as to which shares Dr. Lopez disclaims any beneficial ownership except to the extent described in Note (3).  Includes 186,982 shares owned by the Lopez Family Trust.  Dr. Lopez is a trustee and beneficiary of the Lopez Family Trust.  Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(3)               Dr. Lopez is the general partner of the Partnership and holds a one percent general partnership interest in the Partnership.  As general partner, he has the power to vote and power to dispose of the 1,186,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares.  Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not a trustee of and has no interest in his children’s Trusts.  Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership

(4)               Includes options to acquire 46,625 shares.

(5)               Includes options to acquire 31,625 shares.

(6)               Does not include 750 shares owned by Dr. Swinney’s wife as to which he has no voting or investment power and disclaims any beneficial ownership.

(7)               Includes options to acquire 19,000 shares

(8)               Includes options to acquire 56,013 shares.

(9)               Includes options to acquire 5,000 shares.

(10)         Includes options to acquire 48,750 shares.

(11)         Includes options to acquire 1,868,513 shares.

(12)         Information included solely in reliance on information included in statements filed with the Securities and Exchange Commission (“SEC”) pursuant Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, by the indicated holder.

(13)         Wellington Management Company, LLP stated in its Schedule 13G/A filing with the SEC on February 12, 2010 that, of the 1,178,080 shares beneficially owned, it has shared voting power with respect to 764,280 shares and shared dispositive power with respect to all 1,178,080 shares.

(14)         BlackRock, Inc. stated in its Schedule 13G filing with the SEC on January 29, 2010 that, of the 1,117,197 shares beneficially owned, it has sole voting and sole dispositive power with respect to all 1,117,197 shares.

(15)         Columbia Wanger Asset Management, L.P. stated in its Schedule 13G/A filing with the SEC on February 10, 2010 that, of the 858,000 shares beneficially owned, it had sole voting power and sole dispositive power with respect to all 858,000 shares.

None of the Company’s shares owned by its directors or officers has been pledged as security, and Company policy prohibits pledging or hypothecating any of the Company’s securities owned by its directors and officers.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The Company’s policy in compensating executive officers is to establish methods and levels of compensation that  provide strong incentives to promote the profitability and growth of the Company and reward superior performance and that are sufficiently competitive to attract, retain and motivate highly competent management personnel. Compensation of executive officers includes base salary, performance-based and merit bonuses, stock options, and discretionary long-term compensation.

The Compensation Committee believes that a critical factor in ensuring the Company’s ability to attract, retain and motivate its executive officers is ensuring that their compensation is competitive with companies that it considers to be competitors.  In determining the appropriate level and form of compensation, the Compensation Committee reviews market data relating to the cash and equity compensation of similarly-sized medical device and life sciences companies that is provided by Compensia, a compensation consultant engaged by the Compensation Committee.  The market data also includes a specific set of peer companies comprised of publicly-held medical device manufacturing companies with comparable annual revenue and comparable aggregate market value.  The peer companies used in our 2009 compensation assessment was Align Technology, AngioDynamics, ArthroCare, Aspect Medical Systems, Bio-Reference Laboratories, Cantel Medical, Cardionet, eResearch Technology, Home Diagnostics, Integra Lifesciences Holdings, Masimo, Medical Action Industries, Merit Medical Systems, Quidel, SonoSite, Symmetry Medical, Thoratec, VNUS Medical Technologies, Wright Medical Group and Zoll Medical.  All market data used for the comparative analyses comprises of our ‘peer group’.

The Company has a program of paying semi-annual merit bonuses under which officers, including our named executive officers, are eligible to receive bonuses based on a percentage of their base salaries. The bonus amounts are determined by our Compensation Committee based upon the Company’s achievement of financial targets selected at the beginning of the fiscal year.  The Compensation Committee may exercise its discretion to award additional amounts under certain circumstances for unusual achievements. Merit bonuses are intended to further align the interests of the executive officers with the objectives of the Company, which are based on what the Company believes will produce the best return for the Company’s stockholders.

In setting compensation levels for executive officers, the Compensation Committee considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual.  Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, are not considered in setting current compensation levels.  The significant compensation components are base salary, bonus pay and stock options.

The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan.  The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

The Company has not set any guidelines for ownership of its securities by directors or officers.  It does prohibit pledging or hypothecating any securities owned by any of its employees or directors or “short selling” of its securities by any of its employees or directors.

The CEO recommends to the Compensation Committee compensation for all the named executive officers except himself.  The Compensation Committee reviews and determines the compensation of all executive officers, including the CEO.  See “Compensation Committee” elsewhere in this Proxy Statement.

The Company has entered into employment agreements with each of the named executive officers.  For named executive officers other than Dr. Lopez, the term of the agreement is for semi-annual periods ending on June 30 and December 31, which are automatically renewed for successive six-month periods upon expiration, unless terminated by the Company.  The term of the agreement with Dr. Lopez is for an annual period ending December 31 and is automatically renewed for an annual period upon expiration, unless terminated by the Company.  The agreements may be terminated by the Company with or without cause on sixty days notice. The terms of the agreements generally provide for a base salary and performance-based bonus target for each named executive; however, the agreements do not provide for a guaranteed term of employment.  Upon termination of employment with the Company due to disability, the employment agreements also provide for a lump sum payment equal to 50% of the executive officer’s base salary for the term of the agreement.  Other than these provisions requiring 60 days of notice for termination and the lump sum payment upon termination due to disability, we do not have severance agreements with any of our executive officers.

Base Executive Salaries

The Compensation Committee generally intends to set the base salaries of the executive officers at the 75th percentile base salary for similar positions in our peer group but may adjust them upwards or downwards based on factors such as business experience, longevity with the Company, tenure in the position and unique requirements of the position, as compared to similar positions in other companies in our peer group.

In 2007, the Company made no, or only minor adjustments, in the base salaries of Dr. Lopez, Mr. Costello and Mr. Riggs.  Mr. Lamb and Ms. Burcar’s base salaries were increased to $180,000 and $145,000, respectively, because of general market conditions and in recognition of increased job responsibilities.

In 2008, base annual salaries were increased as follows: Mr. Costello to $260,000; Mr. Lamb to $190,000 as of January 1, 2008 and $210,000 as of April 1, 2008; and Mr. Riggs to $260,000.  These increases were due to general market conditions, and in Mr. Lamb’s case, in recognition of increased job responsibilities.

In 2009, the Compensation Committee increased certain executive salaries based on data provided by Compensia, our external compensation consultants.  These increases were to make the officer’s total pay competitive with the total pay of officers in comparable positions in the Company’s peer group and to keep compensation internally equitable for Messrs. Lamb, Costello and Riggs.  Salaries were increased effective July 1, 2009 for Dr. Lopez, Mr. Costello and Mr. Riggs to $588,000, $300,000 and $300,000, respectively.  Mr. Lamb’s salary initially increased to $250,000 effective January 1, 2009 and to $300,000 effective July 1, 2009.

For 2010, base annual salaries were increased on January 1, 2010 to $670,000 for Dr. Lopez, $341,000 for Mr. Lamb, $336,000 for Mr. Costello and $330,000 for Mr. Riggs.  These increases were to make the total pay competitive with the total pay of comparable positions of companies in the Company’s peer group and to keep the compensation internally equitable for Messrs. Lamb, Costello and Riggs.  Ms. Burcar’s salary remained at $195,000 because of her position change from Vice President of Marketing to Vice President of Product Development, which was not included in the peer group analysis performed in 2009.  The Company will evaluate her compensation level in 2010 and will make adjustments, as deemed appropriate.

Dr. Lopez’s 2009 earned salary was $544,000, which was approximately in the 50th percentile of our peer group.  Dr. Lopez’s 2010 salary is at the 75th percentile of our peer group.  Mr. Lamb’s 2009 earned salary was $275,000, which was between the 25th and 50th percentile of our peer group.  Mr. Lamb’s 2010 salary is at the 75th percentile of our peer group.  Mr. Costello’s 2009 earned salary was $280,000, which was between the 50th and 75th percentile of our peer group.  Mr. Costello’s 2010 salary is above the 75th percentile of our peer group.  Mr. Riggs’ 2009 earned salary was $280,000 which was above the 75th percentile of our peer group.  Mr. Riggs’ 2010 salary is above the 75th percentile of our peer group.  Ms. Burcar’s salary remained at $195,000 because her responsibilities changed to oversee product development from marketing.  As discussed above, we did not have a salary analysis done on her new position, however, we will evaluate her compensation level in 2010 and will make adjustments, as deemed appropriate.

Performance-Based Bonuses

Merit Bonuses

In addition to base salaries, during each fiscal year our named executive officers can earn semi-annual merit bonuses that are based on annual financial goals.  From 2007 through 2009, Dr. Lopez’s bonus was based on 100% of his salary.  From 2007 through the first half of 2009, Mr. Lamb, Mr. Costello and Mr. Riggs’ bonuses were based on 35% of their salary.  For the second half of 2009, Mr. Lamb, Mr. Costello and Mr. Riggs’ bonuses were based on 50% of their salary.  From 2007 through 2009, Ms. Burcar’s bonus was based on 30% of her salary.  The 2009 bonus target increases for Messrs. Lamb, Costello and Riggs were to make the officer’s compensation more competitive with the Company’s peer group.  The Company sets Dr. Lopez’s bonus percentage at a higher percentage of his base salary than those of other officers because it believes that in view of his overall responsibility for the success of the Company, it is appropriate that a larger portion of his compensation be contingent on performance.

For 2007, no specific goals for payment of the merit bonus were established; however, the Compensation Committee used financial performance in its decision of bonus amounts to be paid.  Bonuses were paid at 50% of the targeted amount for the first semi-annual period in 2007 and at the full targeted amount for the second half of 2007.  The key elements of financial performance that were considered were sales, sales growth, operating profit and growth in operating profit, net income and growth in net income, cash flow from operations and level of accounts receivable and inventories. Although overall results for the first half and second half of 2007 were below the desired financial performance, significant consideration was given to the fact that a major reason for the weaker than desired financial performance was the decline in the Company’s revenue from critical care products, which is outside the direct control of the officers of the Company, and the results of the Company’s other operations were satisfactory.

For 2008, payment of semi-annual merit bonuses was based on achievement of financial goals for revenue, gross profit and operating income for all named executive officers.  Bonuses were paid at 50% of the targeted amount for the first half of 2008 since only part of the financial goals were achieved for this period.  Bonuses were paid at the full targeted amount for the second half of 2008 plus the remaining 50% from the first half of 2008 since the revenue, gross profit and operating income targets  were met for the full year of 2008.  The Company approved a specific performance bonus, in lieu of the merit bonus, of up to $375,000 payable to Mr. Costello based upon achievement of a number of specific sales, sales growth and operating targets in 2008.  In October 2008, the cap on this bonus was eliminated.  Mr. Costello earned $75,000 from this bonus arrangement for 2008, which was also based on the achievement of revenue, gross profit and operating income goals.

For 2009, payment of semi-annual merit bonuses was based on achievement of the following financial goals: (i) $215.4 million in total revenue, (ii) $93.0 million in gross profit and (iii) $33.0 million in operating income.  Each of the 2009 performance targets were met, and the bonuses were paid at 100% of the targeted amount, resulting in payments of $544,000 for Dr. Lopez, $118,750 for Mr. Lamb, $120,500 for Mr. Costello, $120,500 for Mr. Riggs and $58,500 for Ms. Burcar.

For 2010, payment of semi-annual merit bonuses will be based on achievement of financials goals for total revenue, operating income and diluted earnings per share.  The Compensation Committee has the discretion to award some or all of the bonus if the financial goals are not achieved but performance is otherwise satisfactory, and may award amounts in excess of the targeted amount if the results exceed the financial goals.  While we do not disclose the actual performance targets because doing so would cause us competitive harm, we believe that the bonuses have been established at an achievable level.  We note that in 2009, our named executive officers earned the full amount of their respective potential bonuses and met the performance targets established for the year.

In an effort to ensure that Mr. Lamb’s compensation remains competitive, the Compensation Committee approved an increase to Mr. Lamb’s bonus target for 2010 from 50% of his base salary to 60% of his base salary.  Additionally, the Compensation Committee determined that Dr. Lopez will not be eligible for a merit bonus in 2010 and will instead participate only in the 2008 Performance-Based Incentive Plan (the “2008 Plan”) discussed below.  The bonus targets for the remaining named executive officers were not changed.

2008 Performance-Based Incentive Plan

The Company’s 2008 Plan was approved by stockholders in 2008 and is intended to qualify under the performance-based compensation exception set forth Section 162(m) of the Internal Revenue Code (the “Code”).  As Dr. Lopez is the only executive officer whose compensation level implicates the deductibility limits under Section 162(m), he is currently the only participant in the 2008 Plan. Pursuant to the terms of the plan, the Compensation Committee sets potential bonus amounts and performance targets, and actual earnings are determined based on the Company’s achievement of the performance targets.

The performance targets for Dr. Lopez in 2009 were as follows: (i) $223.6 million to $236.0 million in total revenue, (ii) $21.5 million to $26.0 million revenues from certain new products and (iii) $35.0 million to $36.9 million in operating income.  Dr. Lopez earned $160,000 in 2009 based on the Company’s achievement of 100% of the operating income goal and 60% of the total revenue goal.  The Company did not achieve the revenue goal with respect to the new products. Dr. Lopez was eligible to receive the maximum payout of $500,000 if all performance targets had been achieved.  In 2008, Dr. Lopez earned $90,000 out of a maximum payout of $500,000.

The performance targets established for Dr. Lopez for 2010 are based on specific financial metrics tied to total revenue, operating income and diluted earnings per share.  The Compensation Committee revised the performance metrics so that Dr Lopez’s goals would be consistent with the goals of the other named executive officers under the semi-annual merit bonus plan.  In 2010, Dr. Lopez will participate solely in the 2008 Plan, and his target was set at 125% of his base salary if all performance targets are achieved. Dr. Lopez may earn up to a maximum of 170% of his base salary.   While we do not disclose the actual performance targets because to do so would cause us competitive harm, we believe that the portion of bonus set at 125% of Dr. Lopez’s salary is at an achievable level.  His potential bonus above 125% of his salary have  performance targets that are  greater than the applicable amounts in the Company’s 2010 operating plan, and we believe that meeting such targets would require exceptional achievement.

Stock Options

The Company awards stock options to its officers and certain of its employees to make compensation practices consistent with practices of companies in our peer group and because we believe stock-based compensation is generally preferred by our officers. The use of stock options further promotes our efforts to the profitability and growth of the Company through the establishment of strong incentives.

In 2008 and 2007, the Company granted options to purchase 20,000 shares of its common stock to each of its named executive officers, except Dr. Lopez who received 60,000 shares. In 2009, the Company granted options to purchase shares of common stock to Ms. Burcar of 13,000, Messrs. Lamb, Costello and Riggs of 30,000 each and Dr. Lopez of 90,000. In February 2010, the Company granted options to purchase shares of its common stock to Ms. Burcar of 1,000, Messrs. Lamb, Costello and Riggs of 15,000 each and Dr. Lopez of 40,000.  Messrs. Lamb, Costello and Riggs are awarded the same number of options in recognition of the Compensation Committee’s assessment of their relatively similar scope of responsibility. Dr. Lopez and Ms. Burcar have relatively larger and smaller roles, respectively, in the management of the Company than the other named executive officers, which is reflected in the size of their respective grants. The Compensation Committee generally awards options twice year, once in the first quarter and once in the third quarter.

In determining the number of options to award, the Compensation Committee reviews data compiled by Compensia that includes comparisons to the officer’s peer group as well as the Company’s operating performance and individual performance to determine the number of options to be granted to each officer. In 2009, the fair value of options awarded to Dr. Lopez and Mr. Lamb were between the 50th and 75th percentile of their respective positions within the Company’s peer group.  In setting the number of options awarded at 90,000 and 30,000 for Dr. Lopez and Mr. Lamb, respectively, the Compensation Committee did not target any specific percentile; however, the Compensation Committee believes that the fair value of option awards is consistent with the Company’s practice of awarding total compensation near the range of the 65th to 75th percentile.

Additionally, in determining the number of options to award, the Compensation Committee considered the Company’s operating performance.  In 2009, the Company specifically considered the three factors set forth for the 2009 merit bonus discussed above (revenue, gross profit and operating income).  Based on part on the Company’s success in meeting these goals, the Compensation Committee decided to increase the relative number options granted in 2009 as compared to 2008.

Long-Term Retention Plan

The Long-Term Retention Plan (“LTRP”) was established in 2005 as a discretionary deferred compensation plan under which discretionary cash payments may be made to officers six years after an award is made.  Under the LTRP, the Compensation Committee periodically determines, after advice from and consultation with, the CEO, the award to each participant, except that the Compensation Committee shall determine the award to the CEO, without advice from or consultation with, the CEO.  The amounts of the annual awards are discretionary, and do not bear a relationship to the officers’ other compensation or performance.

Awards, other than awards to the CEO, may be paid or not paid at the sole discretion of the CEO on the sixth anniversary of the award; provided, however that awards will be paid sooner if Dr. Lopez ceases to be CEO. Awards to Dr. Lopez may be paid or not paid at the sole discretion of the Compensation Committee on the sixth anniversary of the award or sooner if Dr. Lopez is terminated or replaced as CEO without cause (as defined in the LTRP). To receive payment of an award, a participant must have been continually employed by the Company from the time that the award was made until the time that payment is due.  The maximum amounts of the awards may be increased by up to 200% of the award amounts based upon increases in the price of the Company’s common stock or market capitalization.

Awards made to named executive officers in 2007 were as follows: Dr. Lopez $1,000,000; Mr. Lamb $250,000; Mr. Costello $400,000; Mr. Riggs $400,000. There were no grants in 2008, 2009 or 2010.  The Company has curtailed future awards to officers under the LTRP because it has re-established the use of stock options.

Payments upon Termination in Connection with a Change in Control

In February 2010, the Company entered into a retention agreement with Dr. Lopez which provides that, if within 24 months after a change in control of the Company, as defined in the agreement, his employment is terminated for other than cause, disability or death or for “good reason” he will be entitled to any unpaid salary or unpaid prorated bonus for the year of termination, 360% of his annual salary and target bonus, continuation of benefits for two years and any stock options he holds will vest in full.  The Company and Dr. Lopez had entered into an earlier retention agreement that expired by its terms in 2009. In addition, as in his original retention agreement, if any payments are subject to excise tax under Section 4999 of the Code, he will be entitled to a “gross up” of payments to offset the effect of the excise tax.  The Company will not be entitled to a tax deduction for any payments made under the agreement that are subject to excise tax.  Given Dr. Lopez’s compensation, which is used to determine whether an excise tax is owed, the Compensation Committee determined that it was unlikely that the tax gross up would ever be triggered. Given its assessment and the importance of the tax gross up provision to Dr. Lopez, the Compensation concluded that inclusion of the provision would be acceptable.  The tax gross up provision is not included in the retention agreements of any of the Company’s other executive officers. In addition, the Company will pay the commercially reasonable fees for an outplacement firm.

In February 2010, the Company entered into retention agreements with Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar which provide that, if within 12 months after a change in control of the Company, as defined in the agreements, their employment is terminated for other than cause, disability or death or for “good reason” within 12 months after a “change in control” the officer will be entitled to any unpaid salary or unpaid prorated bonus for the year of termination, 120% of their annual salary and target bonus and continuation of benefits for one year and any stock options held by the officer will vest in full.  In addition, the Company will pay up to $10,000 for services for an outplacement firm for the officer. Unlike the retention agreement with Dr. Lopez, the retention agreements with the other named executives do not contain a tax gross up provision.

For the purposes of these agreements, a change in control generally means the following:

•                  the acquisition by an individual, entity or group of beneficial ownership of 50% or more of either the outstanding common stock or voting securities of the Company; or

•                  a change in the composition of the majority of the Board of Directors, which is not supported by a majority of the current Board of Directors; or

•                  a major corporate transaction, such as a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless certain conditions are met); or

•                  approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

Summary Compensation Table

The following table shows all compensation awarded to, earned by or paid to each of the Company’s principal executive officer, principal financial officer and the next three most highly compensated executive officers whose 2009 total compensation exceeded $100,000 (collectively, the “named executive officers”).  All amounts except for those set forth in the “Equity Awards” column are included in the year earned rather than the year actually paid; a portion of certain amounts, other than salary, may be paid in the following year.

SUMMARY COMPENSATION TABLE

					Non-Equity
				Equity	Incentive Plan
				Awards ($)	Compensation	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1)	($) (2)	Compensation ($)	Total ($)

George A. Lopez, M.D., Chairman of the Board, President and Chief Executive Officer	2009	$544,000	$—	$1,202,850	$704,000	$8,137	$2,458,987
	2008	$500,000	$—	$844,580	$590,000	$2,333	$1,936,913
	2007	$500,000	$387,500	$1,086,498	$—	$11,350	$1,985,348

Scott E. Lamb, Secretary, Treasurer and Chief Financial Officer	2009	$275,000	$—	$400,950	$118,750	$8,575	$803,275
	2008	$204,591	$—	$271,252	$73,500	$8,050	$557,393
	2007	$180,000	$27,000	$362,166	$—	$5,370	$574,536

Richard A. Costello, Vice President of Sales	2009	$280,000	$—	$400,950	$120,500	$—	$801,450
	2008	$260,000	$20,000	$271,252	$75,000	$—	$626,252
	2007	$250,000	$56,250	$362,166	$—	$4,326	$672,742

Steven C. Riggs, Vice President of Operations	2009	$280,000	$—	$400,950	$120,500	$7,318	$808,768
	2008	$260,000	$—	$271,252	$91,000	$8,050	$630,302
	2007	$231,000	$51,975	$362,166	$—	$6,104	$651,245

Alison D. Burcar, Vice President of Marketing	2009	$195,000	$—	$199,608	$58,500	$—	$453,108
	2008	$195,000	$—	$271,252	$58,500	$—	$524,752
	2007	$143,353	$32,625	$362,166	$—	$3,130	$541,274

(1)          Represent the grant date fair value of stock options granted in the period.  See Note 4 in the Company’s Consolidated Financial Statements included in its 2009 Annual Report on Form 10-K for assumptions made in valuation of stock options.

(2)          The 2009 amount for Dr. Lopez includes $544,000 from the achievement of goals associated with his merit bonus and $160,000 for achievement of his fiscal year 2009 performance goals, consistent with the terms of the 2008 Plan.  The 2008 amount for Dr. Lopez includes $500,000 from the achievement of goals associated with the merit bonus and $90,000 for an achievement his fiscal year 2008 performance goals, consistent with the terms of the 2008 Plan.  The 2009 and 2008 amounts for Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar are from the achievement of goals associated with their respective merit bonuses.

Grants of Plan-Based Awards

The following table presents awards in 2009 under the Company’s various incentive award plans.

GRANTS OF PLAN-BASED AWARDS FOR 2009

					All Other
					Option	Exercise
					Awards:	or Base	Grant Date
					Number of	Price of	Fair Value
		Estimated Possible Payouts Under Non-			Securities	Option	of Stock and
	Grant	Equity Incentive Plan Awards			Underlying	Awards	Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	Options (#)	($/sh)	Awards
George A. Lopez, M.D.
Performance Bonus (1)		$—	$500,000	$500,000
Merit Bonus (2)		$—	$544,000	$544,000
Stock Option (3)	02/04/09				45,000	$32.07	$719,955
Stock Option (3)	07/22/09				45,000	$38.85	$482,895

Scott E. Lamb
Merit Bonus (2)		$—	$118,750	$118,750
Stock Option (3)	02/04/09				15,000	$32.07	$239,985
Stock Option (3)	07/22/09				15,000	$38.85	$160,965

Richard A. Costello
Merit Bonus (2)		$—	$120,500	$120,500
Stock Option (3)	02/04/09				15,000	$32.07	$239,985
Stock Option (3)	07/22/09				15,000	$38.85	$160,965

Steven C. Riggs
Merit Bonus (2)		$—	$120,500	$120,500
Stock Option (3)	02/04/09				15,000	$32.07	$239,985
Stock Option (3)	07/22/09				15,000	$38.85	$160,965

Alison D. Burcar
Merit Bonus (2)		$—	$58,500	$58,500
Stock Option (3)	02/04/09				10,000	$32.07	$159,990
Stock Option (3)	07/22/09				3,000	$38.85	$39,618

(1)          Performance bonus is payable under the 2008 Plan if certain financial achievements by the Company in 2009 are met, as determined by the Compensation Committee.  Dr. Lopez earned $160,000 from this bonus arrangement in 2009, which is reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.  The material terms of the 2008 Plan are above discussed above under the caption “Performance-Based Bonuses.”

(2)          Merit bonus is payable if certain financial achievements by the Company in 2009 are met, as determined by the Compensation Committee.  Earnings from this bonus are reflected for each named executive officer in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. The material terms of the merit bonuses are discussed above under the caption “Performance-Based Bonuses.”

(3)          Options to purchase common stock of the Company were granted in 2009 to employees under the 2003 Stock Option Plan. The exercise price of options granted under the 2003 Plan is the fair market value of a share of common stock on the date of grant. All options granted under the 2003 Stock Option Plan in 2009 expire ten years from issuance.  The February option grants vest on the fifth anniversary of issuance.  The July option grants vest over four years, 25% on the first anniversary of issuance and the balance vests ratably on a monthly basis over the remaining 36 months.

Outstanding Equity Awards at December 31, 2009

The following table contains information about stock options of the Company held at December 31, 2009, by the named executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option			Option
	Options (#)	Options (#)	Exercise			Expiration
Name	Exercisable	Unexercisable	Price ($)	Option Vesting Date		Date
George A. Lopez, M.D.	16,512	—	$10.67	01/01/03		09/02/10
	133,488	—	$10.33	01/01/03		12/20/10
	300,000	—	$14.63	09/09/01-09/09/03	(2)	09/09/11
	75,000	—	$18.63	12/09/01-12/09/03	(2)	12/09/11
	75,000	—	$19.46	03/09/02-03/09/04	(2)	03/09/12
	75,000	—	$25.62	06/08/02-06/08/04	(2)	06/08/12
	75,000	—	$23.77	09/10/02-09/10/04	(2)	09/10/12
	75,000	—	$28.62	12/09/02-12/09/04	(2)	12/09/12
	75,000	—	$33.55	03/08/03-12/31/04	(3)	03/08/13
	75,000	—	$30.18	06/09/03-12/31/04	(3)	06/09/13
	50,000	—	$36.03	09/09/03-12/31/04	(3)	09/09/13
	50,000	—	$36.87	12/09/04-12/31/04	(3)	12/09/13
	50,000	—	$26.15	03/09/04-03/09/06	(2)	03/09/14
	50,000	—	$32.68	06/09/04-12/31/04	(3)	06/09/14
	50,000	—	$29.27	09/09/04-12/31/04	(3)	09/09/14
	50,000	—	$34.18	12/09/04-12/31/04		12/09/14
	100,000	—	$31.20	10/16/04		04/16/14
	100,000	—	$32.92	10/16/05		04/16/15
	—	60,000	$35.00	08/14/12	(1)	08/14/17
	—	20,000	$25.51	03/11/13	(1)	03/11/18
	—	40,000	$28.39	07/22/13	(1)	07/22/18
	—	45,000	$32.07	02/04/14	(1)	02/04/19
	—	45,000	$38.85	7/22/10-7/22/13	(5)	07/22/19
	1,475,000	210,000

Scott E. Lamb	1,500	—	$37.83	12/31/04		01/31/15
	3,500	—	$32.92	10/16/05		04/16/15
	—	20,000	$40.96	08/08/11	(1)	08/08/16
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	15,000	$32.07	02/04/14	(1)	02/04/19
	—	15,000	$38.85	7/22/10-7/22/13	(5)	07/22/19
	5,000	90,000

	Number of
	Securities	Number of
	Underlying	Securities
	Unexercised	Underlying	Option			Option
	Options (#)	Unexercised Options	Exercise			Expiration
Name	Exercisable	(#) Unexercisable	Price ($)	Option Vesting Date		Date
Richard A. Costello	15,000	—	$23.90	09/13/11	(4)	09/13/12
	10,000	—	$36.04	01/02/04		09/20/13
	1,000	—	$36.17	09/02/03-12/31/04	(3)	09/28/13
	13	—	$30.35	01/01/03		02/05/14
	10,000	—	$32.61	01/01/07		04/08/15
	10,000	—	$31.20	10/16/04		04/16/15
	10,000	—	$32.92	10/16/05		04/16/15
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	15,000	$32.07	02/04/14	(1)	02/04/19
	—	15,000	$38.85	7/22/10-7/22-13	(5)	07/22/19
	56,013	70,000

Steven C. Riggs	500	—	$15.27	05/22/01-05/22/03		05/22/11
	3,750	—	$16.13	11/06/01-11/06/03	(2)	11/06/11
	3,750	—	$25.80	06/12/02-06/12/04	(2)	06/12/12
	7,500	—	$30.32	01/02/03-12/31/04	(3)	01/02/13
	8,000	—	$30.09	06/04/03-12/31/04	(3)	06/04/13
	3,750	—	$29.86	07/01/03-12/31/04	(3)	07/01/13
	3,500	—	$36.04	09/20/03-12/31/04	(3)	09/20/13
	1,000	—	$35.75	10/05/03-12/31/04	(3)	10/05/13
	3,500	—	$29.57	09/02/04-12/31/04	(3)	09/02/14
	3,500	—	$33.77	12/31/04		02/13/15
	3,500	—	$31.20	10/16/04		04/16/15
	7,000	—	$32.92	10/16/05		04/16/15
	—	20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	15,000	$32.07	02/04/14	(1)	02/04/19
	—	15,000	$38.85	7/22/10-7/22-13	(5)	07/22/19
	49,250	70,000

Alison D. Burcar	1,000		$30.02			06/10/13
	2,500		$36.04	09/20/03-12/31/04	(3)	09/20/13
	3,000		$30.35	01/01/03		02/05/14
	2,500		$29.57	09/02/04-12/31/04	(3)	09/02/14
	2,500		$33.77	12/31/04		02/13/15
	2,500		$31.20	10/16/04		04/16/15
	5,000		$32.92	10/16/05		04/16/15
	—	20,000	$41.96	07/15/11		07/15/16
		20,000	$35.00	08/14/12	(1)	08/14/17
	—	10,000	$25.51	03/11/13	(1)	03/11/18
	—	10,000	$28.39	07/22/13	(1)	07/22/18
	—	10,000	$32.07	02/04/14	(1)	02/04/19
	—	3,000	$38.85	7/22/10-7/22-13	(5)	07/22/19
	19,000	73,000

(1)          Vests five years from date of grant.

(2)          Vested one-third annually.

(3)   Scheduled to vest one-third annually. Vesting of unvested shares was accelerated on 12/31/04.

(4)   Vests September 13, 2011.  May become exercisable sooner upon achievement of certain performance goals, as specified in the option agreement.

(5)          Vests one quarter after one year, monthly for 36 months thereafter.

Option Exercises

The following table contains information about stock options of the Company exercised during 2009, by the named executive officers of the Company.

Option Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)
George A. Lopez, M.D.	—	$—
Scott E. Lamb	—	$—
Richard A. Costello	—	$—
Steven C. Riggs	3,500	$79,250
Alison D. Burcar	—	$—

Potential Payments upon Termination or Change in Control

As described in Compensation Discussion and Analysis, the Company has arrangements with all named executive officers to make certain payments in the event of a termination of their employment in connection with a change in control of the Company.

Payments to Dr. Lopez would have included the following if the change in control and termination of employment had occurred at December 31, 2009.  Dr. Lopez would have received a lump sum payment based on 360 percent of his annual salary and total potential merit bonus for 2009 payable within 30 days after the date of termination, and payments under the LTRP, payable immediately, or, at the election of Dr. Lopez, in bi-monthly installments over a six year period.  Annual benefits would continue for dental insurance, life insurance and disability insurance to December 31, 2011.  Unvested stock options would vest.  If any of these payments are subject to excise tax under Section 4999 of the Code of 1986 as amended, Dr. Lopez would be entitled to sufficient payments to offset the entire affect of the excise tax.  The Company does not believe that any of these payments would be subject to excise tax under Section 4999 of the Code of 1986, as amended, because Dr. Lopez’s taxable income is sufficient to qualify for the “safe harbor” provisions of Section 4999.  Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company would not be entitled to a tax deduction for any amounts paid to Dr. Lopez to the extent that such payments plus other compensation in the year of termination of employment exceed $1 million.

Payments to Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar would have included the following if the change in control and termination of employment had occurred at December 31, 2009.  Each officer would have received 120 percent of their annual salary and total potential merit bonus for 2009, payable within 60 days of the date of termination.  Annual benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through to December 31, 2010.  Unvested stock options would vest. The Company will pay up to $10,000 to an executive outplacement firm for each officer

The following table summarizes the option data and payments that would have been made if a named executive officer were terminated in connection with a change in control of the Company on December 31, 2009.

	Number of	Intrinsic
	options	value of				Executive
	that would	accelerated				placement
Name	accelerate	options	Salary	Bonus	Benefits	costs	LTRP	Total
George A. Lopez, M.D.	210,000	$823,650	$2,116,800	$3,916,800	$1,806	$—	$2,301,000	$9,160,056
Scott E. Lamb	90,000	$284,150	$360,000	$180,000	$14,078	$10,000	$—	$848,228
Richard A. Costello	70,000	$284,150	$360,000	$180,000	$14,078	$10,000	$—	$848,228
Steven C. Riggs	70,000	$284,150	$360,000	$180,000	$13,778	$10,000	$—	$847,928
Alison D. Burcar	73,000	$262,300	$234,000	$70,200	$14,078	$10,000	$—	$590,578

As described in Compensation Discussion and Analysis, upon termination of employment with the Company due to disability, the named executive officers would receive a lump sum payment equal to 50% of the executive officer’s respective base salary.  Payments if a termination due to disability had occurred at December 31, 2009 would have been to Dr. Lopez of $294,000, Mr. Lamb of $150,000, Mr. Costello of $150,000, Mr. Riggs of $150,000 and Ms. Burcar of $97,500.

Compensation of Directors

During 2009, the Company paid directors who were not employees of the Company an annual retainer of $29,500, plus $1,000 per day for attendance at meetings of the Board and $500 if the meeting is conducted telephonically. Pay for attendance at meetings of Committees of the Board is $750 per day and $375 if the meeting is conducted telephonically. Each Chairperson of a Committee of the Board also received the following annual retainers: $13,000 for the Audit Committee, $7,500 for the Compensation Committee and $5,000 for the Nominating/Corporate Governance Committee.

The Company adopted a program effective January 1, 2008 to grant each director who is not an employee of the Company an option to purchase 1,500 shares of common stock quarterly on the date that is two days after the public announcement of the Company’s earnings for the immediately preceding quarter.  Options granted in 2008 and the first half of 2009 become exercisable in four equal annual installments commencing one year after the grant date.  Options granted in the second half of 2009 and thereafter become exercisable after one year.  All the option grants expire ten years after the grant date.

The following table shows all compensation awarded to, earned by or paid to each of the Company’s directors in 2009 who were not employees of the Company.

DIRECTOR COMPENSATION (2009)

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
Jack W. Brown	$45,250	$62,841	$108,091
John J. Connors	$44,875	$62,841	$107,716
Michael T. Kovalchik, III, M.D.	$52,750	$62,841	$115,591
Joseph R. Saucedo	$64,250	$62,841	$127,091
Richard H. Sherman, M.D.	$47,625	$62,841	$110,466
Robert S. Swinney, M.D.	$41,125	$62,841	$103,966

(1)          In 2009, each director listed above was granted options to purchase common stock of the Company as follows: February 4, 2009, 1,500 options with a grant date fair value of $16,166; April 20, 2009, 1,500 options with a grant date fair value of $17,671; July 22, 2009, 1,500 options with a grant date fair value of $14,845; October 21, 2009, 1,500 options with a grant date fair value of $14,159..See Note 4 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for assumptions used in valuation of these options.

(2)          At December 31, 2009, directors held options to purchase shares of common stock of the Company as follows: Mr. Brown 59,875; Mr. Connors 44,875; Dr. Kovalchik 59,875; Mr. Saucedo 59,875; Dr. Sherman 59,875; and, Dr. Swinney 59,875.

Transactions with Related Persons

Since the beginning of 2009, the Company has not entered into or participated in any transaction required to be disclosed by Item 404(a) of Regulation of S-K.

Policies and Procedures Regarding Transaction with Related Persons

The Company attempts to review all related person transactions to ensure fairness to the Company and proper disclosure under SEC rules.  Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related person transactions.  Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence.  We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest.

Pursuant to our written Code of Business Conduct and Ethics, each executive officer or director must receive approval of the Nominating/Governance Committee or the Board of Directors prior to engaging in certain transactions that are likely to involve a conflict of interest.

Director Independence

The Board of Directors has determined that Messrs. Brown, Connors and Saucedo and Drs. Kovalchik, Sherman and Swinney are independent directors as defined by the Nasdaq Listing Rules.  During the course of its review, the Board of Directors considers transactions and relationships between each director (and such director’s immediate family) and the Company and its affiliates against the independence requirements of Nasdaq, and in the case of the Audit Committee, the SEC rules.

Board Meetings and Committees and Attendance at Meetings

During 2009, the Board met eight times, the Compensation Committee met nine times, the Audit Committee met eight times and the Nominating Committee met two times. Each director attended more than 75% of the total of all meetings of the Board and any committees on which he serves.

It is the policy of the Company to invite and encourage all members of the Board of Directors to attend the annual meeting of stockholders, which was held by remote communication. In 2009, three directors attended the annual meeting.

Director Legal Proceedings

During the past ten years, no director, executive officer or nominee for our Board of Directors has been involved in any legal proceedings that are material to an evaluation of their ability or integrity to become our director or executive officer.  During the past ten years, no director, executive officer or nominee for our Board of Directors has had judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity; judicial or administrative proceedings based on violations of federal or state securities, commodities, banking, or insurance laws and regulations, or any settlement of such actions; or any disciplinary sanctions or orders imposed by stock, commodities, or derivatives exchanges or other self-regulatory organizations.

Board Leadership Structure

Dr. Lopez has served as the President, CEO and Chairman of the Board since 1989 and founded the Company in 1984. The Board of Directors believes that Dr. Lopez is best situated to serve as Chairman of Board based upon his significant leadership position with the Company and his extensive knowledge about the Company’s business and industry. In addition, the Board of Directors believes that Dr. Lopez’s combined roles as Chairman and President and CEO position him to effectively identify strategic priorities for the Company and to lead Board discussions on the execution of Company strategy. While each of the Company’s non-employee directors brings unique contributions to our Board of Directors, Dr. Lopez’s company-specific experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those items most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and President and CEO helps promote the Company’s overall strategic development and facilitates the efficient flow of information between management and the Board. While the Board does not have an independent lead director, the independent directors regularly meet in executive sessions in connection with regular meetings of the Board.

Board Oversight of Risk

The Board of Directors is responsible for oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocate responsibilities for the oversight of risks among the full Board and its committees, including its Audit, Nominating Corporate Governance, and Compensation Committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. While the Board is responsible for oversight and direction, management is charged with identifying risk and establishing appropriate internal processes and an effective internal control environment to identify and manage risks and to communicate information about risk to the Board.  Committees of the Board also play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls.  In fulfilling its duties, the Audit Committee considers information from our independent registered public accounting firm, Deloitte and Touche, LLC, and our internal auditors.  Additionally, the Compensation Committee periodically reviews the Company’s compensation policies and profile with management to ensure that compensation supports the Company’s goals and strategic objectives without creating risks that may have a material adverse effect on the Company.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics for Directors and Officers.  A copy is available on the Company’s website, www.icumed.com.  The Company will disclose any future amendments to, or waivers from, the Code of Business Conduct and Ethics for Directors and Officers on our website within four business days following the date of the amendment or waiver.

Nominating / Corporate Governance Committee

The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent as defined by the Nasdaq Listing Rules. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on July 25, 2003, a copy of which can be found on the Company’s website, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors.

In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the Nasdaq Listing Rules; diversity; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company.

While the Nominating Committee does not have a specific policy in place, it believes that diversity brings different perspectives to a board of directors which leads to a more varied approach to board issues. The Company has a general non-discrimination policy, which the Nominating Committee observes when considering candidates for the board of directors.  While not giving specific weight to any aspect of diversity, the Board of Directors believes that its current composition has an appropriate level of diversity with respect to ethnicity and professional experience.

The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others.

The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are discussed below under “Nomination of Directors and Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

The Nominating Committee has approved the nominations of George A. Lopez, M.D. and Robert S. Swinney, M.D. for reelection as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the reelection of the two candidates was appropriate.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which consists of three directors, Messrs. Brown, Connors and Saucedo (Chairman) all of whom are independent directors as defined by the Nasdaq Listing Rules and Rule 10A(3)(b)(1) of the Exchange Act.  As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements.

The Company’s Board of Directors adopted a revised Audit Committee charter on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com.

The Board of Directors has determined that Joseph R. Saucedo is an “audit committee financial expert” and is “independent,” as both those terms are defined by SEC regulations.

Audit Committee Report

The Company’s audited consolidated financial statements are included in the Company’s Annual Report on Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  Further, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual on Form 10-K.

April 6, 2010

AUDIT COMMITTEE

Joseph R. Saucedo, Chairman

John J. Connors

Jack W. Brown

Compensation Committee

The Board of Directors has a Compensation Committee, consisting of Messrs. Brown, Connors and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee, none of who are employees, former employees of, or consultants to, the Company are independent directors as defined by the Nasdaq Listing Rules. The Compensation Committee operates pursuant to a revised charter adopted by the Board of Directors on January 25, 2008, a copy of which can be found on the Company’s website, www.icumed.com. The Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation.  It reviews the performance of the Company and the CEO, sets performance objectives, establishes the compensation of the CEO, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, awards under the Company’s 2005 Long-Term Retention Plan and other bonus and incentive plans.  The Compensation Committee engaged Compensia to consult on the performance-based compensation structure and awards, including the 2008 Plan, for the CEO, and to provide market data and other analysis for compensation of executive officers and Board members. Prior to making its decisions for executive officers other than the CEO, the Compensation Committee receives recommendations from the CEO as to the amounts and types of compensation and other awards for those executive officers.

Compensation Committee Report

The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. The Compensation Committee has reviewed and discussed the CD&A with management of the Company.  Based on these reviews and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

April 6, 2010

COMPENSATION COMMITTEE

Michael T. Kovalchik III, M.D., Chairman

Jack W. Brown

John J. Connors

Joseph R. Saucedo

Richard H. Sherman, M.D.

Robert S. Swinney, M.D.

Shareholder Communications

The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s website, www.icumed.com.

In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, no member of the Compensation Committee was a current or former employee or officer of the Company, and no interlocking relationship existed, between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own more than 10% of the Company’s common stock to file reports on prescribed forms regarding ownership of and transactions in the common stock with the SEC and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it and written representations that no Form 5 were required to be filed, the Company believes that with respect to 2009 all Section 16(a) filings were filed on a timely basis.

PROPOSALS REQUIRING YOUR VOTE

ELECTION OF DIRECTORS

Nominees and Directors

Two directors, of the seven directors currently constituting the Board of Directors, are to be elected at the Annual Meeting to hold office until the 2013 Annual Meeting and until their successors are elected and qualified. The Company’s Board of Directors is divided into three classes. Each year a different class of directors is elected at the Annual Meeting to a three-year term.

In the election of directors, the Board recommends that you vote FOR George A. Lopez, M.D. and Robert S. Swinney, M.D., who are now members of the Board and whose current terms of office are expiring.

It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

The following are summaries of the background, business experience and descriptions of the principal occupations of the directors.

George A. Lopez, M.D.

Dr. Lopez, 62, has been a director since 1984.  He is the founder of the Company and has served as Chairman of the Board, President and CEO since 1989.  The Board has nominated Dr. Lopez for election as a director due to his knowledge of the day-to-day operations of the Company, particularly in the areas of research, product development and manufacturing processes.  His extensive experience with the Company and industry knowledge provides an invaluable insight to the Board on issues involving the Company and its goals. Furthermore, the Board believes that including the CEO as a director is an efficient way of ensuring continuity between the development and execution of the Company’s business strategies. Dr. Lopez’s current term expires in 2010.

Robert S. Swinney, M.D.

Dr. Swinney, 64, has been a director since 1998 and previously served as a director from 1989 to October 1995.  Dr. Swinney has more than 30 years experience as a critical care physician in a large, public teaching hospital, where he has formerly served as the critical care unit director and Chair of the ICU Committee.  Dr. Swinney also has as experience in private primary care practice and emergency medicine.  He holds two patents for medical products and, in his daily work, is frequently called upon to examine and evaluate new medical products.  The Board has nominated Dr. Swinney for election as a director because it believes that the Board will benefit from his vast medical and leadership experience. Dr. Swinney’s work with patents provides him with a high level of technical expertise and his ongoing work ensures that he is at the forefront of new developments in medical technology. Dr. Swinney’s current term expires in 2010.

Jack W. Brown

Mr. Brown, 70, is former Chairman of the Board and President of Gish Biomedical, Inc., a manufacturer of disposable medical devices for cardiovascular surgery and vascular access devices.  His experience includes management positions at Bentley Laboratories and Baxter Laboratories.  Mr. Brown has a background in manufacturing, marketing and product development.  The Board believes that Mr. Brown’s leadership experience at a medical device company gives him a breadth of knowledge and a unique perspective on the competitive nature of the industry.  Mr. Brown’s current term expires in 2012.

John J. Connors, Esq.

Mr. Connors, 70, has been a director since 1992 and previously served as a director from December 1988 to July 1989.  He is a patent attorney and the founder of Connors & Associates PC, a professional law corporation specializing in intellectual property law.  Mr. Connors is a member of the Orange County Bar Association, the Orange County Patent Law Association, the Los Angeles Intellectual Property Law Association, and the Association of Corporate Patent Counsel.  Mr. Connors’ technical knowledge, particularly his experience in the areas of patent acquisition, patent infringement, and negotiating the sale and licensing of intellectual property brings a unique and valued perspective to the Board.  Mr. Connors’ current term expires in 2011.

Michael T. Kovalchik, III, M.D.

Dr. Kovalchik, 64, has been a director since 1989 and serves as Chair of the Compensation Committee.  Dr. Kovalchik is a physician and the Director of DaVita Healthcare Kidney Center, Torrington, Connecticut.  He serves as Chairman of the Ethics Committee, Charlotte Hungerford Hospital, Torrington, Connecticut and also serves on the Compensation Committee of Aplicate, a privately held company.  The Board is well served by Dr. Kovalchik’s extensive medical knowledge and his compensation committee leadership experience.  Dr. Kovalchik’s current term expires in 2011.

Joseph R. Saucedo

Mr. Saucedo, 67, has been a director since 2001 and serves as Chair of the Audit Committee.  He is Chairman and President of Bolsa Resources, Inc., a business management consulting firm that provides both management consulting and financial accounting function support to manufacturing companies.  He has a Masters in Business Administration.  Mr. Saucedo’s 30 years of financial and accounting experience include serving as President and CEO of a financial institution where he was responsible for overseeing the performance of the company, as an auditor for a major auditing firm, and currently, the review, analysis and evaluation of clients’ financial statements and financial consulting to manufacturing concerns.  Mr. Saucedo’s financial knowledge and experience is valuable to the Board, particularly with respect to his service on the Audit Committee. His wide range of experiences from the CEO of a financial institution to an auditor at a major auditing firm provide him with insight into all financial aspects of a company. The Board has determined that Mr. Saucedo is an “audit committee financial expert” and is “independent,” as both those terms are defined by Securities and Exchange Commission (“SEC”) regulations. Mr. Saucedo’s current term expires in 2011.

Richard H. Sherman, M.D.

Dr. Sherman, 63, has been a director since 1990, and serves as chair of the Governance Committee.  He is a physician in private practice with privileges in Internal Medicine and Cardiology at Bayhealth Medical Center, Milford, Delaware.  He established and directed the Noninvasive Cardiology Laboratory, and the Cardiac Rehabilitation Program for Milford Memorial Hospital.  He has been elected to local, county and state medical leadership positions and has served on non-profit and private boards and their committees.  Currently he serves on the Credentials Committee of Bayhealth Medical Center and the Budget and Finance Committee of the Medical Society of Delaware.  He is an active participant in the National Association of Corporate Directors programs.  The Board is well served by Dr. Sherman’s broad medical and leadership experience.  Dr. Sherman’s term expires in 2012.

SELECTION OF AUDITORS

On March 19, 2008, the Audit Committee selected Deloitte & Touche, LLP (“Deloitte”), as the independent registered public accounting firm of the Company for the year ending December 31, 2008.  Deloitte was ratified by the stockholders at the 2009 Annual Meeting as the independent registered public accounting firm of the Company for the year ending December 31, 2009.

The Audit Committee has appointed Deloitte to continue as the independent registered accounting firm of the Company for the year ended December 31, 2010.  Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.  The Board of Directors recommends that you vote FOR the ratification of the appointment of Deloitte.

During the Company’s past two years and the subsequent interim period up to its engagement, the Company has not (and no one on its behalf has) consulted with Deloitte on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

McGladrey & Pullen LLP (McGladrey) was the independent registered public accounting firm of the Company for fiscal year ended December 31, 2007.  The Audit Committee approved the dismissal of McGladrey on March 13, 2008.  McGladrey’s report on the Company’s financial statements for 2007 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s past two years and the subsequent interim period up to the date of McGladrey’s dismissal, there have not been any disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to McGladrey’s satisfaction, would have caused McGladrey to make reference to the subject matter in connection with its report and there have not been any “reportable events” as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Fees Paid to Auditors

It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee.  Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter.   All fees to our auditors were pre-approved by the Audit Committee.

Deloitte was our independent registered public accounting firm in 2009 and 2008.  Fees billed by Deloitte for 2009 and 2008 were as follows:

	2009	2008
Audit fees	$1,035,356	$869,922
Audit related fees	—	—
Tax fees	—	—
All other fees	—	—

AMENDMENT AND RESTATEMENT OF 2003 STOCK OPTION PLAN

General

We are asking our stockholders to approve the amendment and restatement of our 2003 Stock Option Plan (the “Original Plan”), to be known upon approval as the ICU Medical, Inc. 2003 Stock Incentive Plan (the “Amended Plan”), so that we can continue to use this plan to attract and retain key talent, encourage stock ownership by our employees, non-employee directors and consultants, to better align with governance best practices, and to receive a federal income tax deduction for certain compensation paid under this plan. The Board unanimously approved the Amended Plan, subject to approval of our stockholders at the Annual Meeting. Approval of the Amended Plan requires the affirmative vote of a majority of the shares of our common stock (“Shares”) that are present in person or by proxy at the Annual Meeting and entitled to vote on this matter. If the stockholders approve the Amended Plan, it will replace the Original Plan. If the stockholders do not approve the Amended Plan, the Original Plan will remain in effect.

Primary Changes

In requesting your approval of the Amended Plan, we propose to:

•                  Increase the number of Shares authorized for issuance under the Amended Plan by 600,000 Shares.

•                  Provide that the number of Shares that remain available for issuance will be reduced by 1.82 Shares for each Share issued pursuant to an award other than an option or stock appreciation right.

•                  Permit the grant awards of stock appreciation rights, dividend equivalent rights, restricted stock and restricted stock units.

•                  Expand the list of goals that may be used to grant “performance-based” awards under the Amended Plan.

•                  Impose annual per person limits on the number of Shares covered by awards of stock appreciation rights, restricted stock and restricted stock units.

•                  Provide that the Amended Plan will terminate on the date that is ten (10) years following stockholder approval of the Amended Plan.

•                  Simplify the treatment of outstanding awards in connection with certain changes of control of the Company.

•                  Provide flexibility in determining the terms and conditions of each award, in particular with respect to vesting.

We believe strongly that the approval of the Amended Plan is essential to our success. Our employees are our most valuable assets. Stock options and the other awards permitted under the Amended Plan are vital to our ability to attract and retain outstanding and highly skilled employees, especially in the competitive labor markets in which we compete. These awards also are crucial to our ability to motivate employees to achieve our goals.  The proposed terms of the Amended Plan are designed to allow the Company to continue to attract, retain and motivate people whose skills and performance are critical to the Company’s success.  The Amended Plan, if approved by our stockholders, would introduce a fungible share pool design (also known as flexible share counting) which would require that the number of Shares that remain available for issuance under the Amended Plan will be reduced by two Shares for each Share issued pursuant to an award other than an option or stock appreciation right to reflect the relative value of full value awards.  We will continue to monitor the environment in which we operate and make changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value.

The Board of Directors recommends a vote FOR the approval of the Company’s 2003 Stock Incentive Plan.

A general description of the principal terms of the Amended Plan is set forth below. This description is qualified in its entirety by the terms of the Amended Plan, a copy of which is attached hereto as Annex A.

Burn Rate and Overhang

In administering our equity compensation program, we consider both our “burn rate” and our “overhang”.  We define “burn rate” in a given year as the total number of Shares that underlie the equity compensation awards granted in that year, divided by the undiluted weighted average Shares outstanding during the year.  Our burn rate in 2009 was 1.7% and our three year average burn rate from 2007-2009 was 1.8%.

We define “overhang” as of a given date as: the sum of the total number of Shares that underlie outstanding equity awards plus the total number of Shares available for issuance under our equity compensation plans as of such date (in aggregate these are referred to as “total plan Shares”); divided by the sum of total plan Shares and Shares outstanding as of such date.  Our overhang as of December 31, 2009 was 23.4%, and on a pro forma basis (assuming that the additional 600,000 Shares for which we are seeking shareholder approval were authorized as of December 31, 2009) our overhang as of December 31, 2009 would have been 26.0%.

The following table sets forth additional information regarding stock options outstanding as of March 22, 2010.  As of March 22, 2010, 2,972,874 stock options were outstanding with a weighted average exercise price of $28.45 and a weighted average remaining years of contractual life of 4.7 years; no other equity awards are outstanding.  As of March 22, 2010, we had 873,450 shares available for issurance in our stock option plans (491,700 are attributable to the 2003 Stock Option Plan and 381,750 are attributable to the Director’s Stock Option Plan, the latter of which can only be granted in options.

	Outstanding Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
In-the-money options outstanding in excess of six years	640,571	$14.83	1.4 years
Underwater options outstanding in excess of six years	478,463	$29.73	3.0 years
All options outstanding less than six years	1,853,840	$32.82	4.7 years

In the money options outstandings in excess of six years is defined as options with an exercise price of less than $19.98.  Additional information regarding these options is as follows:

		Remaining
		Years of
		Contractual	Outstanding
Grant Date	Exercise Price	Life	Options
7/1/1999	$11.58	0.28	1,500
9/2/1999	$10.67	0.45	16,512
9/26/1999	$10.21	0.52	500
10/13/1999	$8.50	0.56	1,500
12/20/1999	$10.33	0.75	133,488
1/1/2000	$10.19	0.78	1,500
4/10/2000	$13.15	1.05	1,500
8/8/2000	$17.67	1.38	3,000
9/9/2000	$14.63	1.47	300,000
11/6/2000	$16.13	1.63	3,750
12/9/2000	$18.63	1.72	75,000
1/2/2001	$19.49	1.78	9,321
1/26/2001	$17.00	1.85	3,000
2/13/2001	$18.88	1.90	15,000
3/9/2001	$19.46	1.96	75,000
In the money options outstanding in excess of six years			640,571

We believe that our overhang (both on an actual basis and on a pro forma basis) and our burn rate are reasonable in relation to our peer group and reflect a judicious use of equity for compensation purposes.  Our overhang also reflects the fact that we encourage optionholders to hold their awards for extended periods of time after vesting.  We believe these both have the effect of extending the period during which the average equity award is reflected in the overhang calculation.

General Description

Purpose. The purposes of the Amended Plan are to attract and retain the best available personnel, to provide additional incentives to our employees, consultants and directors through ownership of our Shares, and to promote the success of the Company’s business.

Shares Reserved for Issuance under the Amended Plan. The Company currently has 1,500,000 Shares reserved for issuance under the Original Plan.  If approved by our stockholders, the total number of Shares reserved for issuance under the Amended Plan will be increased by 600,000 Shares for a total of 2,100,000 Shares. The number of Shares available under the Amended Plan will be subject to adjustment in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure.

The maximum number of Shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is five hundred thousand (500,000) Shares.  For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares subject to such awards that may be granted to a participant during a calendar year is two hundred fifty thousand (250,000) Shares. The foregoing limitations shall be adjusted proportionately by the plan administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure, and its determination shall be final, binding and conclusive.

Share Counting. Shares issued in connection with options and SARs will be charged against the Amended Plan’s share reserve on the basis of one (1) Share for each Share issued in connection with such awards (and shall be counted as one (1) Share for each Share that is returned or deemed not to have been issued from the Amended Plan). Each Share subject to awards other than options and stock appreciation rights will be charged against the Amended Plan’s share reserve on the basis of 1.82 Shares for each Share issued in connection with such awards (and shall be counted as 1.82 Shares for each Share that is returned or deemed not to have been issued from the Amended Plan).  Any Shares covered by an award which is forfeited, canceled, expires or is settled in cash, shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued under the Amended Plan. Shares that have been issued under the Amended Plan pursuant to an award shall not be returned to the Amended Plan and shall not become available for future grant under the Amended Plan, except where unvested Shares are forfeited or repurchased by the Company at the lower of their original purchase price or their fair market value. Shares tendered or withheld in payment of an option exercise price, Shares withheld by the Company to pay any tax withholding obligation, and all Shares covered by the portion of a stock appreciation right that is exercised  shall not be returned to the Amended Plan and shall not become available for future issuance under the Amended Plan.

Administration. The Amended Plan is administered, with respect to grants to officers, employees, directors, and consultants, by the Amended Plan administrator (the “Administrator”), defined as the Board or one (1) or more committees designated by the Board. The Compensation Committee currently acts as the Administrator. With respect to grants to Officers and Directors, the Compensation Committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code.

No Repricings without Stockholder Approval. The Company shall obtain stockholder approval prior to (a) the reduction of the exercise price of any option or the base appreciation amount of any stock appreciation right awarded under the Amended Plan or (b) the cancellation of an option or stock appreciation right at a time when its exercise price or base appreciation amount exceeds the fair market value of the underlying Shares, in exchange for another option, restricted stock or other award or for cash (unless the cancellation and exchange occurs in connection with a Corporate Transaction).  Notwithstanding the foregoing, cancelling an option or stock appreciation right in exchange for another option, stock appreciation right, restricted stock, or other award with an exercise price, purchase price or base appreciation amount that is equal to or greater than the exercise price or base appreciation amount of the original option or stock appreciation right will not be subject to stockholder approval.

Terms and Conditions of Awards. The Amended Plan provides for the grant of stock options, restricted stock, restricted stock units, dividend equivalent rights and stock appreciation rights (collectively referred to as “awards”). Stock options granted under the Amended Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to our employees, consultants and directors or to employees, consultants and directors of our related entities. To the extent that the aggregate fair market value of the Shares subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options. Under the Amended Plan, awards may be granted to such employees, consultants or directors who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time. Each award granted under the Amended Plan shall be designated in an award agreement.

Subject to applicable laws, the Administrator has the authority, in its discretion, to select employees, consultants and directors to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of Shares or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above, to approve award agreements for use under the Amended Plan, to determine the terms and conditions of any award (including the vesting schedule applicable to the award), to amend the terms of any outstanding award granted under the Amended Plan, to construe and interpret the terms of the Amended Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the Amended Plan, as the Administrator deems appropriate.

The term of any award granted under the Amended Plan will be stated in the applicable award agreement but may not exceed a term of more than ten years (or five years in the case of an incentive stock option granted to any participant who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us), excluding any period for which the participant has elected to defer the receipt of the Shares or cash issuable pursuant to the award pursuant to a deferral program the Administrator may establish in its discretion.

The Amended Plan authorizes the Administrator to grant incentive stock options at an exercise price not less than 100% of the fair market value of our common stock on the date the option is granted (or 110%, in the case of an incentive stock option granted to any employee who owns stock representing more than 10% of our combined voting power or any parent or subsidiary of us). In the case of nonqualified stock options, stock appreciation rights, and awards intended to qualify as performance-based compensation, the exercise price, base appreciation amount or purchase price, if any, shall be not less than 100% of the fair market value per Share on the date of grant. In the case of all other awards granted under the Amended Plan, the exercise or purchase price shall be determined by the Administrator. The exercise or purchase price is generally payable in cash, check, Shares or with respect to options, payment through a broker-dealer sale and remittance procedure or a “net exercise” procedure.

Under the Amended Plan, the Administrator may establish one or more programs under the Amended Plan to permit selected participants the opportunity to elect to defer receipt of consideration payable under an award. The Administrator also may establish under the Amended Plan separate programs for the grant of particular forms of awards to one or more classes of participants.

Section 162(m) of the Code.  The maximum number of Shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is five hundred thousand (500,000) Shares.  The foregoing limitation shall be adjusted proportionately by the plan administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure.  Under Code Section 162(m) no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to the Company’s “covered employees.” An exception to this rule applies to compensation that is paid to a covered employee pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of Shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options granted under such a plan and with an exercise price equal to the fair market value of common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the canceled award shall continue to count against the maximum number of Shares with respect to which an award may be granted to a participant.

For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of Shares subject to such awards that may be granted to a participant during a calendar year is two hundred fifty thousand (250,000) Shares. The foregoing limitation shall be adjusted proportionately by the plan administrator in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of Shares or other similar change in our Shares or our capital structure.  In order for restricted stock and restricted stock units to qualify as performance-based compensation, the Administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates (or, if earlier, the date after which 25% of the period of service to which the performance goal relates has elapsed) and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard.

Under Code Section 162(m), a “covered employee” is the Company’s chief executive officer and the three other most highly compensated officers of the Company other than the chief financial officer.

The Amended Plan includes the following performance criteria that may be considered by the Administrator when granting performance-based awards: (i) change in Share price, (ii) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per Share (basic or diluted) or other measure of earnings; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or stockholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) days’ sales outstanding; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (xiii) revenue; (xiv) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (xv) earnings before interest, taxes and depreciation; (xvi) economic value created or added; (xvii) market share; (xviii) sales or net sales; (xix) sales or net sales of particular products; (xx) gross profits; (xxi) net income; (xxii) inventory turns; (xxiii) revenue per employee; and (xxiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals.  The performance criteria may be applicable to the Company, any parent or subsidiary of the Company, and/or any individual business units of the Company or any parent or subsidiary of the Company.

Change in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by outstanding awards, the number of Shares that have been authorized for issuance under the Amended Plan, the exercise or purchase price of each outstanding award, the maximum number of Shares that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the Administrator in the event of (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification or similar event affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or (iii) any other transaction with respect to our Shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete), distribution of cash or other assets to stockholders other than a normal cash dividend, or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive.

Corporate Transaction. Effective upon the consummation of a Corporate transaction, all outstanding awards under the Amended Plan will terminate unless the awards are assumed in connection with the Corporate Transaction.  In addition, except as provided otherwise in an individual award agreement, for the portion of each award that is neither assumed nor replaced, such portion of the award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares (or other consideration) at the time represented by such portion of the award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

Change in Control.  Except as provided otherwise in an individual award agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each award which is at the time outstanding under the Amended Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such award, provided that the Grantee’s Continuous Service has not terminated prior to such date.

Amendment, Suspension or Termination of the Amended Plan. The Board may at any time amend, suspend or terminate the Amended Plan. The Amended Plan will terminate on May 14, 2020, unless earlier terminated by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, applicable rules of any stock exchange or national market system, and the rules of any foreign jurisdiction applicable to Awards granted to residents of the jurisdiction, the Company shall obtain stockholder approval of any such amendment to the Amended Plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

The following summary of the federal income tax consequences of the Amended Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss state, local or non-U.S. tax consequences.

Nonqualified Stock Options. The grant of a nonqualified stock option under the Amended Plan will not result in any federal income tax consequences to the participant or to the Company. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the Shares at the time of exercise. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment, depending on whether the Shares are held for more than one year following exercise. The Company does not receive a tax deduction for any such gain.

A nonqualified stock option can be considered deferred compensation and subject to Section 409A of the Code. A nonqualified stock option that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Incentive Stock Options. The grant of an incentive stock option under the Amended Plan will not result in any federal income tax consequences to the participant or to the Company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and the Company receives no deduction at the time of exercise. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the Shares. If the participant does not dispose of the Shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the Shares and the exercise price. The Company is not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of the foregoing holding periods (referred to as a “disqualifying disposition”), he or she must recognize ordinary income in the year of the disposition. The amount of ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock at the time of exercise and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. The Company, in the year of the disqualifying disposition, is entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option—i.e., the difference between the fair market value of the Shares at exercise and the exercise price—is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the Shares within the calendar year in which the incentive stock options are exercised. However, such a sale of Shares within the year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the shares, if any, received upon such exercise. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of a SAR. Recipients will recognize gain upon the disposition of any shares received on exercise of a SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year. We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

A SAR can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A SAR that does not meet the requirements of Code Section 409A can result in the acceleration of income recognition, an additional 20% tax obligation, plus penalties and interest.

Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the Shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. The Company is entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the Shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. The Company does not receive a tax deduction for any such gain.

Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or Shares. Upon conversion, the recipient will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value of the Shares, if any, received upon such conversion. Recipients who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any Shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such Shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the Shares were held for more than one year. The Company will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as the Company withholds the appropriate taxes with respect to such income (if required) and the recipient’s total compensation is deemed reasonable in amount.

Restricted stock units also can be considered non-qualified deferred compensation and subject to Section 409A of the Code. A grant of restricted stock units that does not meet the requirements of Code Section 409A will result in an additional 20% tax obligation, plus penalties and interest to such recipient.

Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

Amended Plan Benefits

The grant of awards under the Amended Plan, including grants to the executive officers named in the Summary Compensation Table below, is subject to the discretion of the Administrator. The following table sets forth information with respect to the grant of options under the Original Plan to the executive officers named in the Summary Compensation Table below, to all current executive officers as a group, to all non-employee directors as a group and to all other employees as a group during the Company’s last fiscal year. The level of past grants is not necessarily indicative of the level of future grants.

Name of Individual or Identity of Group and Position	Securities Underlying Options Granted (#)
George A Lopez. M.D.	90,000
Chairman, Chief Executive Officer and President

Scott E. Lamb	30,000
Chief Financial Office, Secretary and Treasurer

Richard A. Costello	30,000
Vice President of Sales and Marketing

Steven C. Riggs	30,000
Vice President of Operations

Alison D. Burcar	13,000
Vice President of Product Development

All current executive officers, as a group (5 persons)	193,000
All non-employee directors as a group	36,000
All other employees (including all current officers who are not executive officers) as a group	25,000

OTHER MATTERS

The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

The Company’s Annual Report on Form 10-K for the year ended December 31, 2009 is being mailed to all stockholders together with this Proxy Statement.

THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MARCH 22, 2010. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673.  THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEBSITE, WWW.ICUMED.COM.

NOMINATION OF DIRECTORS AND

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to nominate persons for election as directors at an annual meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s bylaws, and the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company.

Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stock holder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business.  The notice shall also include certain other information about the stockholder giving notice and associates of such stockholder, as required by the Company’s bylaws,

In connection with the 2011 Annual Meeting, each of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not earlier than January 12, 2011 and not later than February 11, 2011. If the date of the 2011 Annual Meeting is advanced or delayed more than 30 days from May 14 (the one year anniversary of this year’s annual meeting), then in each case for notice by the stockholder to be timely, it must be delivered to the Secretary at the Company’s principal executive offices not later than the close of business on the later of (i) the 90th day prior to the 2011 Annual Meeting or (ii) the 15th day following the day on which public announcement of the date of the 2011 Annual Meeting is first made.

Consistent with SEC rules, the deadline by which notice of a proposal that a stockholder is seeking to have included in the Proxy Statement for the 2011 Annual Meeting must be received by the Company at its principal executive offices is December 13, 2010, or if the date of the 2011 Annual Meeting is changed by more than 30 days from May 14, then is a reasonable time before the Company begins to print and mail its proxy materials. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

SOLICITATION OF PROXIES

The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

ANNEX A

ICU MEDICAL, INC.

2003 STOCK INCENTIVE PLAN

ICU Medical, Inc. having adopted the ICU Medical, Inc, 2003 Stock Incentive Plan (formerly known as the “2003 Stock Option Plan”) (the “Plan”) effective as of April 10, 2003, and having amended the Plan on subsequent occasions, hereby amends and restates the Plan in its entirety, effective as of the Restatement Effective Date, as follows:

1.                                       Purposes of the Plan.  The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2.                                       Definitions.  The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement.  In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a)                                  “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b)                                 “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c)                                  “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d)                                 “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e)                                  “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f)                                    “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g)                                 “Board” means the Board of Directors of the Company.

(h)                                 “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term (or word of like import) is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s:  (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person; provided, however, that with regard to any agreement that defines “Cause” on the occurrence of or in connection with a Corporate Transaction or a Change in Control, such definition of “Cause” shall not apply until a Corporate Transaction or a Change in Control actually occurs.

(i)                                     “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i)                                     the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii)                                  a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j)                                     “Code” means the Internal Revenue Code of 1986, as amended.

(k)                                  “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l)                                     “Common Stock” means the common stock of the Company.

(m)                               “Company” means ICU Medical, Inc., a Delaware corporation, or any successor entity that adopts the Plan in connection with a Corporate Transaction.

(n)                                 “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o)                                 “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p)                                 “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated.  In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws.  A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity.  Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement).  Notwithstanding the foregoing, except as otherwise determined by the Administrator, in the event of any spin-off of a Related Entity, service as an Employee, Director or Consultant for such Related Entity following such spin-off shall be deemed to be Continuous Service for purposes of the Plan and any Award under the Plan.  An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.  For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(q)                                 “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i)                                     a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii)                                  the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii)                               the complete liquidation or dissolution of the Company;

(iv)                              any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v)                                 acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r)                                    “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s)                                  “Director” means a member of the Board or the board of directors of any Related Entity.

(t)                                    “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy.  If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days.  A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u)                                 “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(v)                                 “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance.  The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w)                               “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x)                                   “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)                                     If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)                                  If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system or by such securities dealer on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)                               In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith.

(y)                                 “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z)                                   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(aa)                            “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(bb)                          “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc)                            “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(dd)                          “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ee)                            “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(ff)                                “Plan” means this 2003 Stock Incentive Plan.

(gg)                          “Related Entity” means any Parent or Subsidiary of the Company.

(hh)                          “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award.  The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(ii)                                  “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(jj)                                  “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(kk)                            “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ll)                                  “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(mm)                      “Share” means a share of the Common Stock.

(nn)                          “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.                                       Stock Subject to the Plan.

(a)                                  Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 2,100,000 Shares.  Notwithstanding the foregoing, any Shares issued in connection with Awards other than Options and SARs shall be counted against the limit set forth herein as one and eighty-two one hundredths (1.82) Shares for every one (1) Share issued in connection with such Award (and shall be counted as one and eighty-two one hundredths (1.82) Shares for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Awards other than Options and SARs).  Shares issued in connection with Options and SARs shall be counted against the limit set forth herein as one (1) Share for every one (1) Share issued in connection with such Award (and shall be counted as one (1) Share for every one (1) Share returned or deemed not have been issued from the Plan pursuant to Section 3(b) below in connection with Options and SARs)  The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b)                                 Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan.  Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such

Shares shall become available for future grant under the Plan.  Notwithstanding anything to the contrary contained herein:  (i) Shares tendered or withheld in payment of an Option exercise price shall not be returned to the Plan and shall not become available for future issuance under the Plan; (ii) Shares withheld by the Company to satisfy any tax withholding obligation shall not be returned to the Plan and shall not become available for future issuance under the Plan; and (iii) all Shares covered by the portion of an SAR that is exercised (whether or not Shares are actually issued to the Grantee upon exercise of the SAR) shall be considered issued pursuant to the Plan.

4.                                       Administration of the Plan.

(a)                                  Plan Administrator.

(i)                                     Administration with Respect to Directors and Officers.  With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3.  Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii)                                  Administration With Respect to Consultants and Other Employees.  With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.  Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.  The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii)                               Administration With Respect to Covered Employees.  Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation.  In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv)                              Administration Errors.  In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b)                                 Powers of the Administrator.  Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i)                                     to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii)                                  to determine whether and to what extent Awards are granted hereunder;

(iii)                               to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv)                              to approve forms of Award Agreements for use under the Plan;

(v)                                 to determine the terms and conditions of any Award granted hereunder;

(vi)                              to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Grantee, (B) the reduction of the exercise price of any Option awarded under the Plan and the base appreciation amount of any SAR awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option or SAR at a time when its exercise price or base appreciation amount (as applicable) exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, SAR, Restricted Stock, or other Award or for cash shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction.  Notwithstanding the foregoing, canceling an Option or SAR in exchange for another Option, SAR, Restricted Stock, or other Award with an exercise price, purchase price or base appreciation amount (as applicable) that is equal to or greater than the exercise price or base appreciation amount (as applicable) of the original Option or SAR shall not be subject to stockholder approval;

(vii)                           to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii)                        to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix)                                to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

The express grant in the Plan of any specific power to the Administrator shall not be construed as limiting any power or authority of the Administrator; provided that the Administrator may not exercise any right or power reserved to the Board.  Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

(c)                                  Indemnification.  In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5.                                       Eligibility.  Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.  Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company.  An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.  Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

6.                                       Terms and Conditions of Awards.

(a)                                  Types of Awards.  The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions.  Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b)                                 Designation of Award.  Each Award shall be designated in the Award Agreement.  In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option.  However, notwithstanding such designation, an Option will qualify as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.  The $100,000 limitation of Section 422(d) of the Code is calculated based on the aggregate Fair Market Value of the Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company).  For purposes of this calculation, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.  In the event that the Code or the regulations promulgated thereunder are amended after the date the Plan becomes effective to provide for a different limit on the Fair Market Value of Shares permitted to be subject to Incentive Stock Options, then such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

(c)                                  Conditions of Award.  Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria.  The performance criteria established by the Administrator may be based on any one of, or combination of, the following:  (i) change in share price; (ii) operating earnings, operating profit margins, earnings before interest, taxes, depreciation, or amortization, net earnings, earnings per share (basic or diluted) or other measure of earnings; (iii) total stockholder return; (iv) operating margin; (v) gross margin; (vi) balance sheet performance, including debt, long or short term, inventory, accounts payable or receivable, working capital, or shareholders’ equity; (vii) return measures, including return on invested capital, sales, assets, or equity; (viii) days’ sales outstanding; (ix) operating income; (x) net operating income; (xi) pre-tax profit; (xii) cash flow, including cash flow from operations, investing, or financing activities, before or after dividends, investments, or capital expenditures; (xiii) revenue; (xiv) expenses, including cost of goods sold, operating expenses, marketing and administrative expense, research and development, restructuring or other special or unusual items, interest, tax expense, or other measures of savings; (xv) earnings before interest, taxes and depreciation; (xvi) economic value created or added; (xvii) market share; (xviii) sales or net sales; (xix) sales or net sales of particular products; (xx) gross profits; (xxi) net income; (xxii) inventory turns; (xxiii) revenue per employee; and (xxiv) implementation or completion of critical projects involving acquisitions, divestitures, process improvements, product or production quality, attainment of other strategic objectives relating to market penetration, geographic expansion, product development, regulatory or quality performance, innovation or research goals.  The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity.  Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.  In addition, the performance criteria shall be calculated in accordance with generally accepted accounting principles, but excluding the effect (whether positive or negative) of any change in accounting standards and any extraordinary, unusual or nonrecurring item, as determined by the Administrator, occurring after the establishment of the performance criteria applicable to the Award intended to be performance-based compensation.  Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the calculation of performance criteria in order to prevent the dilution or enlargement of the Grantee’s rights with respect to an Award intended to be performance-based compensation.

(d)                                 Acquisitions and Other Transactions.  The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e)                                  Deferral of Award Payment.  The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award.  The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f)                                    Separate Programs.  The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g)                                 Individual Limitations on Awards.

(i)                                     Individual Limit for Options and SARs.  The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be five hundred thousand (500,000) Shares.  The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.  To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee.  For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii)                                  Individual Limit for Restricted Stock and Restricted Stock Units.  For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be two hundred fifty thousand (250,000) Shares.  The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(h)                                 Deferral.  If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(i)                                     Early Exercise.  The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award.  Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(j)                                     Term of Award.  The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term of any Award shall be no more than ten (10) years from the date of grant thereof.  However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement.  Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(k)                                  Transferability of Awards.  Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee.  Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator but only to the extent such transfers are made to family members, to family trusts, to family controlled entities, to charitable organizations, and pursuant to domestic relations orders or agreements, in all cases without payment for such transfers to the Grantee.  Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(l)                                     Time of Granting Awards.  The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other later date as is determined by the Administrator.

7.                                       Award Exercise or Purchase Price, Consideration and Taxes.

(a)                                  Exercise or Purchase Price.  The exercise or purchase price, if any, for an Award shall be as follows:

(i)                                     In the case of an Incentive Stock Option:

(A)                              granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(B)                                granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii)                                  In the case of a Non-Qualified Stock Option, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii)                               In the case of Awards intended to qualify as Performance-Based Compensation, the exercise or purchase price, if any, shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv)                              In the case of SARs, the base appreciation amount shall not be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(v)                                 In the case of other Awards, such price as is determined by the Administrator.

(vi)                              Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b)                                 Consideration.  Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator.  In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i)                                     cash;

(ii)                                  check;

(iii)                               surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised;

(iv)                              with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

(v)                                 with respect to Options, payment through a “net exercise” such that, without the payment of any funds, the Grantee may exercise the Option and receive the net number of Shares equal to (i) the number of Shares as to which the Option is being exercised, multiplied by (ii) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

(vi)                              any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c)                                  Taxes.  No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares.  Upon exercise or vesting of an Award the Company shall withhold or collect from the Grantee an amount sufficient to satisfy such tax obligations, including, but not limited to, by surrender of the whole number of Shares covered by the Award sufficient to satisfy the minimum applicable tax withholding obligations incident to the exercise or vesting of an Award (reduced to the lowest whole number of Shares if such number of Shares withheld would result in withholding a fractional Share with any remaining tax withholding settled in cash).

8.                                       Exercise of Award.

(a)                                  Procedure for Exercise; Rights as a Stockholder.

(i)                                     Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii)                                  An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised has been made, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b)                                 Exercise of Award Following Termination of Continuous Service.

(i)                                     An Award may not be exercised after the termination date of such Award set forth in the Award Agreement and may be exercised following the termination of a Grantee’s Continuous Service only to the extent provided in the Award Agreement.

(ii)                                  Where the Award Agreement permits a Grantee to exercise an Award following the termination of the Grantee’s Continuous Service for a specified period, the Award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Award, whichever occurs first.

(iii)                               Any Award designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Grantee’s Continuous Service shall convert automatically to a Non-Qualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Award Agreement.

9.                                       Conditions Upon Issuance of Shares.

(a)                                  If at any time the Administrator determines that the delivery of Shares pursuant to the exercise, vesting or any other provision of an Award is or may be unlawful under Applicable Laws, the vesting or right to exercise an Award or to otherwise receive Shares pursuant to the terms of an Award shall be suspended until the Administrator determines that such delivery is lawful and shall be further subject to the approval of counsel for the Company with respect to such compliance.  The Company shall have no obligation to effect any registration or qualification of the Shares under federal or state laws.

(b)                                 As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

10.                                 Adjustments Upon Changes in Capitalization.  Subject to any required action by the stockholders of the Company and Section 11 hereof, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  In the event of any distribution of cash or other assets to stockholders other than a normal cash dividend, the Administrator shall also make such adjustments as provided in this Section 10 or substitute, exchange or grant Awards to effect such adjustments (collectively “adjustments”).  Any such adjustments to outstanding Awards will be effected in a manner that precludes the enlargement of rights and benefits under such Awards.  In connection with the foregoing adjustments, the Administrator may, in its discretion, prohibit the exercise of Awards or other issuance of Shares, cash or other consideration pursuant to Awards during certain periods of time.  Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

11.                                 Corporate Transactions and Changes in Control.

(a)                                  Termination of Award to Extent Not Assumed in Corporate Transaction.  Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate.  However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b)                                 Acceleration of Award Upon Corporate Transaction or Change in Control.

(i)                                     Corporate Transaction.  Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction, for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value) for all of the Shares (or other consideration) at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(ii)                                  Change in Control.  Except as provided otherwise in an individual Award Agreement, in the event of a Change in Control (other than a Change in Control which also is a Corporate Transaction), each Award which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at Fair Market Value), immediately prior to the specified effective date of such Change in Control, for all of the Shares (or other consideration) at the time represented by such Award, provided that the Grantee’s Continuous Service has not terminated prior to such date.

(c)                                  Effect of Acceleration on Incentive Stock Options.  Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded.

12.                                 Effective Date and Term of Plan.  The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the stockholders of the Company.  It shall continue in effect for a term of ten (10) years from the date the Company’s stockholders approve this amended and restated Plan (the “Restatement Effective Date”) unless sooner terminated.  Subject to Section 17, below, and Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

13.                                 Amendment, Suspension or Termination of the Plan.

(a)                                  The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would lessen the stockholder approval requirements of Section 4(b)(vi) or this Section 13(a).

(b)                                 No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c)                                  No suspension or termination of the Plan (including termination of the Plan under Section 11, above) shall adversely affect any rights under Awards already granted to a Grantee.

14.                                 Reservation of Shares.

(a)                                  The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b)                                 The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

15.                                 No Effect on Terms of Employment/Consulting Relationship.  The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without cause including, but not limited to, Cause, and with or without notice.  The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

16.                                 No Effect on Retirement and Other Benefit Plans.  Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation.  The Plan is not a “Pension Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

17.                                 Stockholder Approval.  The grant of Incentive Stock Options under the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code.  Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws.  The Administrator may grant Incentive Stock Options under the Plan prior to approval by the stockholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable.  In the event that stockholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

18.                                 Unfunded Obligation.  Grantees shall have the status of general unsecured creditors of the Company.  Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended.  Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations.  The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder.  Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity.  The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

19.                                 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

20.                                 Nonexclusivity of The Plan.  Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of Awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

ICU MEDICAL, INC.

951 CALLE AMANECER

SAN CLEMENTE, CA 92673

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		For All	Withhold All	For All Except

The Board of Directors recommends that you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees

01	George A. Lopez, M.D.
02	Robert S. Swinney, M.D

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	PROPOSAL TO RATIFY SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY	☐	☐	☐

3	PROPOSAL TO APPROVE AMENDMENT AND RESTATEMENT OF 2003 STOCK OPTION PLAN	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For address change/comments, mark here.	☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

ICU MEDICAL, INC.

Annual Meeting of Stockholders

May 14, 2010 9:00 AM Pacific Time

This proxy is solicited by the Board of Directors

The undersigned hereby appoints George A. Lopez, M.D. and Scott E. Lamb, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ICU Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 14, 2010 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side